Exhibit 4.1

CERTIFICATE OF DESIGNATIONS

OF

SERIES A Preferred Stock

OF

COTY INC.

Coty Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 141 and 151 thereof, does hereby certify:

WHEREAS, the Corporation’s Amended and Restated Certificate of Incorporation (as further amended or restated from time to time, the “Certificate of Incorporation”) authorizes 20,000,000 shares of preferred stock, par value $0.01 per share, issuable from time to time in one or more series;

WHEREAS, the Certificate of Incorporation authorizes the Board to fix by resolution or resolutions the designations and the powers, including voting powers, if any, preferences and relative, participating, optional or other special rights, if any, and qualifications, limitations or restrictions thereof, of any series of Preferred Stock, and to fix the number of shares constituting any such series;

WHEREAS, by action of the Board of Directors (the “Board”) of the Corporation on April 9, 2015, the Board duly (a) created and appointed a Committee of the Board (the “Committee”) to act on behalf of the Board in, without limitation, creating a new series of Preferred Stock if and when determined by the Committee and approving the terms and conditions of, and authorizing the execution, delivery and filing of any certificate of designations relating to any such series of Preferred Stock fixing the designations and powers, including voting powers, if any, preferences and relative, participating, optional or other special rights, if any, and qualifications, limitations or restrictions thereof, of any such series of shares of Preferred Stock; and

WHEREAS, on April 14, 2015, the Committee duly adopted by written consent the following resolution:

RESOLVED, that pursuant to the provisions of the Certificate of Incorporation and the Amended and Restated Bylaws of the Corporation and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation designated as “Series A Preferred Stock” be and hereby is created out of the authorized and unissued shares of Preferred Stock, and the various and several voting powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series are as set forth below:

Section 1. Designation and Amount; Incorporation by Reference. The series of Preferred Stock created hereby shall consist of 9,000,000 shares designated as “Series A Preferred Stock.” The number of shares constituting Series A Preferred Stock may be increased from time to time by subsequent action of the Board or the Committee in accordance with law up to the maximum number of shares of Preferred Stock authorized to be issued under the Certificate of Incorporation, less all shares at the time authorized of any other series of Preferred Stock, and any such additional shares of Series A Preferred Stock would form a single series with the Series A Preferred Stock. The various and several voting powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of shares of Series A Preferred Stock severally set forth in a Subscription Agreement (as defined below), as such agreements may be amended from time to time, are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein. Each share of Series A Preferred Stock shall be a separate series. Each share shall have identical several voting powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, provided, however that each share of Series A Preferred Stock may from time to time as provided in a Subscription Agreement have different rights and restrictions with respect to exchange, redemption, restrictions on transfer, and amendment procedures from any other share of Series A Preferred Stock.

Section 2. Definitions.

(a) “Class A Common Stock” has the meaning set forth in Section 3(a).

(b) “Class B Common Stock” has the meaning set forth in Section 3(a).

(c) “DGCL” means the General Corporation Law of the State of Delaware.

(d) “Executive” means an executive of the Corporation to whom shares of Series A Preferred Stock are issued pursuant to such Executive’s Subscription Agreement.

(e) “Liquidating Distribution” has the meaning set forth in Section 5(a).

(f) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series A Preferred Stock.

(g) “Series A Junior Securities” has the meaning set forth in Section 3(a).

(h) “Series A Parity Securities” has the meaning set forth in Section 3(b).

(i) “Series A Senior Securities” has the meaning set forth in Section 3(c).

(j) “Subscription Agreement” means any agreement, including any related stock purchase agreement or subscription agreement, by and between the Corporation and an Executive pursuant to which shares of Series A Preferred Stock are issued to such Executive, as such agreement may be amended from time to time.

Section 3. Ranking. The shares of Series A Preferred Stock shall rank:

2

(a) senior, upon liquidation, dissolution and winding up of the Corporation, to the Class A Common Stock, par value $0.01 of the Corporation (the “Class A Common Stock”) and the Class B Common Stock, par value $0.01 of the Corporation (the “Class B Common Stock”), and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that does not expressly provide that it ranks senior to the Series A Preferred Stock upon liquidation, dissolution and winding up, as the case may be (collectively, “Series A Junior Securities”);

(b) on a parity, upon liquidation, dissolution and winding up of the Corporation, with any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series A Preferred Stock upon liquidation, dissolution and winding up, as the case may be (collectively, “Series A Parity Securities”); and

(c) junior, upon liquidation, dissolution and winding up of the Corporation, to any other class or series of Preferred Stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks senior to the Series A Preferred Stock upon liquidation, dissolution and winding up, as the case may be (collectively, “Series A Senior Securities”).

(d) The Corporation may authorize and issue Series A Senior Securities, Series A Parity Securities and additional shares of Series A Junior Securities without the consent of the holders of the Series A Preferred Stock.

Section 4. Dividends. Holders of Series A Preferred Stock will not be entitled to receive any dividends, whether payable in cash, capital stock of the Corporation or otherwise.

Section 5. Liquidation.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each share of Series A Preferred Stock entitles the holder thereof to receive out of assets of the Corporation available for distribution to stockholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any Series A Senior Securities, but before any distribution of assets is made to holders of Series A Junior Securities, a liquidating distribution in an amount in cash per share equal to the then fair market value per share of such Series A Preferred Stock, as determined at or about the date of such liquidation by an independent qualified professional appraisal firm selected by the Corporation in its sole discretion, and whose determination of the fair market value per share of such Series A Preferred Stock will be conclusive and binding for all purposes hereunder (such amount per share of Series A Preferred Stock, a “Liquidating Distribution”). Shares of Series A Preferred Stock will not entitle the holder thereof to any other amounts from the Corporation after the full Liquidating Distribution has been paid thereon.

(b) In any such distribution, if the assets of the Corporation are not sufficient to pay the Liquidating Distribution in full with respect to all shares of Series A Preferred Stock and any liquidation preference to which holders of any Series A Parity Securities are entitled, the holders of Series A Preferred Stock and the holders of Series A Parity Securities will share ratably in

3

accordance with the respective aggregate amounts to which they are entitled. If the liquidation preference has been paid in full to all holders of Series A Preferred Stock and any Series A Parity Securities, the holders of the Corporation’s Series A Junior Securities shall be entitled to receive all remaining assets of the Corporation in accordance with their respective rights and preferences.

(c) The value of any property not consisting of cash that is distributed by the Corporation to the holders of the Series A Preferred Stock will equal the fair market value thereof on the date of distribution.

Section 6. Exchange. The respective rights of holders of shares of Series A Preferred Stock to exchange such shares into shares of any other class or series of securities of the Corporation shall be set forth in the several Subscription Agreements.

Section 7. Redemption at the Option of the Corporation. The Corporation shall have the right to redeem or repurchase shares of Series A Preferred Stock as set forth in the several Subscription Agreements.

Section 8. Restrictions on Transfer. The shares of Series A Preferred Stock shall be subject to restrictions on transfer as set forth in the several Subscription Agreements.

Section 9. Voting Rights. Subject to Section 17, except as expressly required by law, the holders of shares of Series A Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Class A Common Stock or the Class B Common Stock.

Section 10. Preemptive Rights. The holders of shares of Series A Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities exchangeable into or carrying rights or options to purchase any such capital stock.

Section 11. Certificates. The Corporation may at its option issue shares of Series A Preferred Stock without certificates.

Section 12. Transfer Agent. The duly appointed transfer agent for the Series A Preferred Stock shall be Wells Fargo Shareowner Services. The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof to the holders of the Series A Preferred Stock, which notice shall be deemed effective for all purposes if sent by first-class mail, postage prepaid.

Section 13. Registrar. The duly appointed registrar for the Series A Preferred Stock shall be Wells Fargo Shareowner Services. The Corporation may, in its sole discretion, remove the registrar in accordance with the agreement between the Corporation and the registrar;

4

provided that the Corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal.

Section 14. Status of Exchanged, Redeemed, Repurchased, Cancelled or Otherwise Acquired Shares. Shares of Series A Preferred Stock which have been exchanged, redeemed, repurchased, cancelled or otherwise acquired by the Corporation shall be retired, not be reissued as such and, following the filing of any certificate required by the DGCL, have the status of authorized and unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

Section 15. Severability. If any right, preference or limitation of the Series A Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

Section 16. Headings. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 17. Amendment. In addition to any vote required by law, no provision of this Certificate of Designations may be waived, in whole or in part, amended or otherwise modified with respect to a share of Series A Preferred Stock other than with the consent of the Corporation and the consent required under an applicable Subscription Agreement with respect to such share of Series A Preferred Stock.

5

IN WITNESS WHEREOF, Coty Inc. has caused this Certificate of Designations to be signed by the undersigned as of this 17th day of April, 2015.

COTY INC.

By:	/s/ Jules P. Kaufman
Name:	Jules P. Kaufman
Title:	SVP, General Counsel and Secretary
6